Exhibit 99.1

FOR IMMEDIATE RELEASE
AMEX: WOC

Wilshire Enterprises, Inc. Announces Extension of Rights Agreement

NEWARK, N.J., August 29, 2007 - Wilshire Enterprises, Inc. ("Wilshire" or the "Company") (Amex: WOC) announced today that the Company's independent directors have unanimously determined that the Company's Amended and Restated Stockholder Protection Rights Agreement dated as of December 6, 2006 continues to be in the best interests of the Company and its stockholders. As a result, pursuant to the terms of the Amended and Restated Stockholder Protection Rights Agreement, the agreement will be extended through August 31, 2008, unless the stockholders of the Company approve an extension of the agreement through August 31, 2010 at the Company's 2008 annual meeting of stockholders.

About Wilshire Enterprises
Wilshire is engaged primarily in the ownership and management of real estate investments in Arizona, Florida, Texas and New Jersey. Wilshire’s portfolio of properties includes 5 rental apartment properties with 950 units, 15 condominium units, 4 buildings with 231,000 square feet of office and retail space and slightly over 18 acres of land.

FORWARD-LOOKING STATEMENT:
The non-historical statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to several risks and uncertainties that could cause actual results to differ materially from such statements. Such risks and uncertainties include the impact of market, economic and competitive conditions on the Company and others, and the difficulty of predicting the outcome of the process that the Company is pursuing with its investment banker, as well as other risks and uncertainties disclosed in the Company's 2006 Form 10-K filed with the Securities and Exchange Commission. There can be no assurance that the exploration of strategic alternatives will result in any transactions.

Company Contact:	Sherry Wilzig Izak, Chairman, 201-420-2796
Agency Contact:	Neil Berkman, Berkman Associates, 310-826-5051